             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
              event reported): November 3, 1998



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota              0-3021              41-0518860
------------------- --------------------  ---------------------
     (State of         (Commission File      (I.R.S. Employer
  Incorporation)           Number)          Identification No.)



385 Washington St., St. Paul, MN              55102
--------------------------------           -----------
(Address of principal                       (Zip Code)
executive offices)


                       (651) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)




                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

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Item 5.    Other Events.
           -------------

     The following information was derived from a press release of The St. Paul Companies, Inc. dated November 3, 1998:


     The St. Paul Companies reported third-quarter 1998 core operating earnings of $47.7 million, or $0.19 per share
(diluted). Third-quarter 1997 core operating earnings were $184.4 million, or $0.73 per share (diluted).

     In addition, The St. Paul's board of directors announced that, depending on market conditions, the company is authorized to repurchase up to $500 million of its outstanding common stock in the open market and through private transactions.

     The company instituted the repurchase program due to the recent significant decline in The St. Paul's stock price.

     "We believe our stock, at its current price, is undervalued. This plan represents a very attractive use of our capital and demonstrates our determination to increase shareholder value," said Douglas W. Leatherdale, chairman and chief executive officer.

     The board also declared a regular quarterly dividend of twenty-five cents ($0.25) per share payable Jan. 15, 1999, to shareholders of record as of the close of business Dec. 31, 1998. The company has paid cash dividends without interruption for 126 years.

     "1998 third-quarter catastrophe losses were almost five times higher than third-quarter 1997 catastrophe losses - $173.5 million pretax vs. $35.7 million pretax," Leatherdale said. "Hurricane Georges accounted for more than half of the loss; an unusually large number of summer storms accounted for the rest. Catastrophes had a per-share impact of $0.49 in the third quarter, compared with $0.09 in third-quarter 1997.

     "Through September, catastrophe losses for the year totaled $381.2 million, more than three times higher than 1997 nine-month catastrophe losses of $119.7 million. I expect catastrophe losses will be close to our record 1992 catastrophe losses, the year of Hurricane Andrew.

     "I want to emphasize that the underlying strength of The St. Paul has not been compromised by these catastrophe losses. Severe storm years are inherent in our business, and we have the balance sheet strength to withstand these storms.

     "In addition to third-quarter storm losses, the deteriorating conditions in the commercial property-liability marketplace continued to adversely impact our performance. Continued softening in pricing and intense competition resulted in a 5 percent decline in revenues compared with the third quarter of 1997. On the other hand, excluding the unusually high catastrophe losses, our personal insurance, reinsurance and a number of our specialty operations performed well.

     "As I announced three weeks ago, we are taking measures to improve our performance in this difficult commercial insurance market. I said we will not sell insurance for less than an adequate rate, and we will cut expenses more aggressively in line with premium reductions. Our merger with USF&G provides us the critical mass to cut unprofitable business while maintaining our strong franchises.

     "I am pleased with the third quarter results of our operations outside the property-liability insurance realm.
F&G Life's earnings were up 16 percent over last year's third quarter, and our portion of The John Nuveen Company's earnings were up 12 percent," Leatherdale said.

Third-quarter net income
------------------------

     The St. Paul Companies reported third-quarter net income of $63.8 million, or $0.25 per share, compared with net income of $215.2 million, or $0.85 per share, for the third quarter of 1997. Third-quarter net income included after-tax realized investment gains of $16.1 million, or $0.06 per share, compared with $30.8 million, or $0.12 per share, for the third quarter of 1997.


Nine-month results
------------------

     Nine-month 1998 core operating earnings were $263.7 million, or $1.08 per share (diluted), compared with nine-month 1997 core operating earnings of $536.0 million, or $2.13 per share (diluted).

     Reflecting primarily the second-quarter one-time after-tax charge of $457.5 million, or $1.95 per share, as a result of The St. Paul's merger with USF&G, The St. Paul reported a nine-month net loss of $38.8 million, or $0.21 per share, compared with net income of $673.5 million, or $2.68 per share, for the first nine months of 1997. There were no such merger-related charges in the third quarter. Also included in the 1998 net loss were nine-month after-tax realized gains of $155.0 million, or $0.66 per share, compared with $205.3 million, or $0.82 per share, for the first nine months of 1997. Net income in the first nine months of 1997 included a loss of $67.8 million, or $0.27 per share, from discontinued operations.

     All results reflect the combined St. Paul and USF&G operations, and figures for prior periods have been restated. "Core operating earnings" exclude the 1998 second-quarter one-time after-tax merger charge.

Consolidated financial position of The St. Paul Companies
---------------------------------------------------------

     Consolidated assets of The St. Paul Companies as of Sept. 30, 1998 were $37.5 billion, compared with $36.2 billion on Sept. 30, 1997. Common shareholders' equity was $6.6 billion at the end of the second quarter, compared with $6.2 billion on Sept. 30, 1997. The increase was primarily the result of a rise in the unrealized appreciation in the company's bond portfolio.


                               THE ST. PAUL COMPANIES
                         CONSOLIDATED THIRD-QUARTER RESULTS

Three months ended Sept. 30                  1998                 1997
---------------------------                ------                -----

Revenues                           $2,211,257,000       $2,324,290,000

Pretax Core Operating Earnings
Property-Liability Insurance          $14,679,000         $245,342,000
Life Insurance                        $19,754,000          $16,960,000
Asset Management-
   Investment Banking                 $25,872,000          $23,149,000
Parent and Other                     ($53,127,000)        ($58,378,000)
                                    -------------        -------------
Total Pretax Core Operating Earnings   $7,178,000         $227,073,000

Income Tax Expense (Benefit)         ($40,541,000)         $42,696,000
                                    -------------        -------------
Core Operating Earnings from
 Continuing Operations                $47,719,000         $184,377,000
 Per Common Share (Basic)                   $0.19                $0.79
 Per Common Share (Diluted)                 $0.19                $0.73

Core Realized Investment Gains,
  Net of Taxes                        $16,083,000          $30,795,000
 Per Common Share (Basic)                   $0.07                $0.13
 Per Common Share (Diluted)                 $0.06                $0.12
                                    -------------        -------------
Net Income                            $63,802,000         $215,172,000
Per Common Share (Basic)                    $0.26                $0.92
 Per Common Share (Diluted)                 $0.25                $0.85

                                  THE ST. PAUL COMPANIES
                             CONSOLIDATED NINE-MONTHS RESULTS

Nine months ended Sept. 30                   1998                 1997
--------------------------                 ------               ------

Revenues                           $6,944,138,000       $7,219,643,000

Pretax Core Operating Earnings
Property-Liability Insurance         $278,299,000         $710,394,000
Life Insurance                        $56,979,000          $45,756,000
Asset Management-
   Investment Banking                 $74,582,000          $67,283,000
Parent and Other                    ($157,245,000)       ($163,670,000)
                                    -------------        -------------
Total Pretax Core Operating Earnings $252,615,000         $659,763,000

Income Tax Expense (Benefit)         ($11,089,000)        $123,792,000
                                    -------------        -------------
Core Operating Earnings from
 Continuing Operations               $263,704,000         $535,971,000
 Per Common Share (Basic)                   $1.08                $2.28
 Per Common Share (Diluted)                 $1.08                $2.13

One-time Charge, Net of Taxes       ($457,517,000)                   -
 Per Common Share (Basic)                  ($1.95)                   -
 Per Common Share (Diluted)                ($1.95)                   -

Core Realized Investment Gains,
  Net of Taxes                       $155,012,000         $205,311,000
 Per Common Share (Basic)                   $0.66                $0.89
 Per Common Share (Diluted)                 $0.66                $0.82

Discontinued Operations,
  Net of Taxes                                  -         ($67,750,000)
 Per Common Share (Basic)                       -               ($0.29)
 Per Common Share (Diluted)                     -               ($0.27)
                                    -------------        -------------

Net Income (Loss)                    ($38,801,000)        $673,532,000
 Per Common Share (Basic)                  ($0.21)               $2.88
 Per Common Share (Diluted)                ($0.21)               $2.68

Common Shareholders Equity         $6,592,198,000       $6,199,592,000
 Per Common Share                          $27.83               $26.98

          ST. PAUL THIRD-QUARTER PROPERTY-LIABILITY
              UNDERWRITING OPERATIONS HIGHLIGHTS


Three months ended Sept. 30                  1998                1997
---------------------------                ------               -----

Written premiums                   $1,726,918,000      $1,826,455,000

Net investment income                $322,094,000        $328,360,000

Core statutory combined ratio               116.7               102.2





           ST. PAUL NINE-MONTHS PROPERTY-LIABILITY
              UNDERWRITING OPERATIONS HIGHLIGHTS


Nine months ended Sept. 30                   1998               1997
--------------------------                 ------             ------

Written premiums                   $5,126,759,000     $5,326,363,000

Net investment income                $984,987,000       $985,684,000

Core statutory combined ratio               113.1              103.8



     The St. Paul Companies, headquartered in Saint Paul,
Minn., is a group of companies providing insurance products and services worldwide.

     Certain statements made by the company in this release constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward looking statements involve risks and uncertainties including, but not limited to, the following: the frequency and severity of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; increased competitive pressure; losses due to foreign currency exchange rate fluctuations; changing rates of inflation; and general economic conditions.

  Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                              THE ST. PAUL COMPANIES, INC.




                              By  /s/ Bruce A. Backberg
                                  ---------------------
                                  Bruce A. Backberg
                                  Senior Vice President
                                   and Chief Legal Counsel


Date: November 3, 1998